Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268622

CRESCENT PRIVATE CREDIT INCOME CORP.

SUPPLEMENT NO. 2 DATED MAY 22, 2025

TO THE PROSPECTUS DATED APRIL 29, 2025

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Crescent Private Credit Income Corp. (the “Fund”), dated April 29, 2025 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to include the Current Reports on Form 8-K filed with the Securities and Exchange Commission on (i) May 19, 2025 (the "May 19 Form 8-K") and (ii) May 22, 2025 (the “May 22 Form 8-K”). The May 19 Form 8-K and May 22 Form 8-K are attached to this Supplement as Appendix A and Appendix B, respectively.

Please retain this Supplement with your Prospectus.

Appendix A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 19, 2025 (May 16, 2025)

CRESCENT PRIVATE CREDIT INCOME CORP.

(Exact name of registrant as specified in its charter)

Maryland	814-01599	88-4283363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA	90025
(Address of Principal Executive Offices)	(Zip Code)

(310) 235-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

Set forth below are descriptions of the matters voted on at the Crescent Private Credit Income Corp.’s (the “Company’s”) 2025 Annual Meeting of Stockholders (the “Annual Meeting”), held on Friday, May 16, 2025, and the final results of such voting. The issued and outstanding shares of stock of the Company entitled to vote at the Annual Meeting consisted of 6,991,872.81 Class I shares of common stock outstanding at the close of business on the record date, March 19, 2025. As of March 19, 2025, there were no Class S or Class D common shares of common stock outstanding.

Proposal 1 – Election of Class I Directors.

The following individuals, constituting all of the Class I nominees named in the Company’s Proxy Statement relating to the Annual Meeting, as filed with the Securities and Exchange Commission on April 1, 2025 (the “Proxy Statement”), were elected as Class I Directors of the Company Kathleen S. Briscoe and Jason A. Breaux were elected as Class I Directors of the Company to serve for a three-year term expiring at the 2028 annual meeting of stockholders or until their respective successor is duly elected and qualified. The following votes were taken in connection with the proposal:

Director	For	Withheld	Broker Non-Votes
Kathleen S. Briscoe	5,874,722	0	0
Jason A. Breaux	5,874,722	0	0

Proposal 2 – Ratify the selection of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

Stockholders approved a proposal to authorize E&Y as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. The following votes were taken in connection with the proposal:

For	Against	Abstain
5,874,722	0	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT PRIVATE CREDIT INCOME CORP.

Date: May 19, 2025	By:	/s/ Kirill Bouek
	Name:	Kirill Bouek
	Title:	Chief Financial Officer

Appendix B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 22, 2025

CRESCENT PRIVATE CREDIT INCOME CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	814-01599	88-4283363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA		90025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (310) 235-5900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

May 2025 Distributions

On May 22, 2025, Crescent Private Credit Income Corp. (the “Fund”) declared regular and special distributions for its Class I common shares of common stock, par value $0.01 per share (“Class I Common Shares”), and Class S common shares of common stock, par value $0.01 per share (“Class S Common Shares”), in the amounts per share set forth below:

	Gross Distribution	Special Distribution	Shareholder Servicing and/or Distribution Fee	Net Distribution
Class I Common Shares	$0.16000	$0.06000	$-	$0.22000
Class S Common Shares	0.16000	0.06000	0.01895	0.20105

The distributions for Class I Common Shares and Class S Common Shares are payable to shareholders of record as of the open of business on May 31, 2025 and will be paid on or about June 27, 2025. The May 2025 distributions will be paid in cash or reinvested in the Class I Common Shares or Class S Common Shares, as applicable, for shareholders participating in the Fund’s distribution reinvestment plan.

Net Asset Value

The net asset value (“NAV”) per share of Class I Common Shares of the Fund as of April 30, 2025, as determined in accordance with the Fund's valuation policy, is set forth below:

NAV per share as of April 30, 2025
Class I Common Shares	$26.76
Class S Common Shares	26.76

As of April 30, 2025, the Fund’s aggregate NAV was approximately $252.3 million, the fair value of its portfolio investments was approximately $358.1 million and it had principal debt outstanding of $134.2 million, resulting in a debt to equity ratio of approximately 0.53x.

Status of Offering

The Fund is currently publicly offering on a continuous basis of up to $2.5 billion in shares of the Fund’s common stock, par value $0.01 per share (the “Common Shares”), including shares of the Fund’s Class I Common Shares, Class S Common Shares, and Class D common shares of common stock, par value $0.01 per share (the “Class D Common Shares”), pursuant to a registered offering (the “Registered Offering”).

Additionally, the Fund has sold unregistered shares as part of private offerings (the “Private Placements”) that were exempt from the registration provisions of the Securities Act of 1933, as amended, (the “Securities Act”) pursuant to Section 4(a)(2) thereof and/or Rule 506(b) or Regulation S promulgated thereunder.

The following table lists the Common Shares issued and total consideration for both the Registered Offering and the Private Placements as of the date of this filing. The table below does not include Common Shares issued through the Fund’s distribution reinvestment plan. The Fund intends to continue selling Common Shares in the Registered Offering on a monthly basis.

(dollar amounts in millions)	Common Shares issued	Total consideration
Registered Offering:
Class I	3,363,383	$90.43
Class S	1,786	0.05
Class D	—	—
Private Placements:
Class I	6,310,200	$161.72
Class S	—	—
Class D	—	—
Total:	9,675,369	$252.20

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT PRIVATE CREDIT INCOME CORP.

May 22, 2025

	By:	/s/ Kirill Bouek
	Name:	Kirill Bouek
	Title:	Chief Financial Officer